Exhibit 10.16

CONFLUENT, INC.

EXECUTIVE OFFICER CHANGE IN CONTROL/

SEVERANCE BENEFIT PLAN

Introduction.

The Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan (the “Plan”) is hereby established effective upon the date of approval by the Board of Directors of Confluent, Inc. (“Confluent”) set forth above (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to eligible officers of Confluent in the event that such officers become subject to certain involuntary or constructive employment terminations. This Plan will supersede any severance benefit plan, policy or practice previously maintained by Confluent or change in control severance arrangements described in such employee’s offer letter with Confluent. This Plan document also is the Summary Plan Description for the Plan. In addition, if a Change in Control has occurred, the Plan may not be terminated until the later of (a) the last day of the Change in Control Period or (b) the date on which all obligations under the Plan have been satisfied.

For purposes of the Plan, the following terms are defined as follows:

(a)
“Affiliate” means any corporation (other than Confluent) in an “unbroken chain of corporations” beginning with Confluent, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(b)
“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an officer’s right to a resignation for Good Reason.
(c)
“Board” means the Board of Directors of Confluent; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” will also mean the Compensation Committee.
(d)
“Cause” means, with respect to a particular Eligible Officer: (i) such officer’s conviction of, or plea of guilty or no contest to, any crime involving fraud, dishonesty or moral turpitude; (ii) such officer’s material and improper or unauthorized use or disclosure of any proprietary information or trade secrets of Confluent that has a material impact on Confluent; (iii) such officer’s commission or attempted commission of or participation in any act of material fraud or dishonesty against Confluent; (iv) such officer’s intentional and material misconduct that causes or could reasonably be anticipated to cause harm to Confluent; (v) such officer’s material failure to perform assigned duties consistent with such officer’s position; (vi) such officer’s failure to cooperate in good faith with Confluent in any governmental or internal investigation or formal proceeding; or (vii) such officer’s material violation of any of Company policy or any written agreement between such officer and Confluent.
(e)
“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of Confluent representing more than 50% of the combined voting power of Confluent’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of Confluent directly from Confluent, (B) on account of the acquisition of securities of Confluent by an investor, any affiliate thereof or any other Exchange Act Person that acquires Confluent’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for Confluent through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by Confluent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Confluent, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Confluent and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of Confluent immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of Confluent immediately prior to such transaction;
(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Confluent and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Confluent and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of Confluent in substantially the same proportions as their Ownership of the outstanding voting securities of Confluent immediately prior to such sale, lease, license or other disposition; or
(iv)
individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (a) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of Confluent and (b) to the extent necessary to avoid taxation under Section 409A, an event will not constitute a Change in Control unless it also constitutes a change in the ownership or effective control of Confluent or a change in the ownership of a substantial portion of the assets of Confluent within the meaning of Section 409A.

(f)
“Change in Control Period” means the period commencing three (3) months prior to the Closing of a Change in Control and ending twelve (12) months immediately following the Closing of a Change in Control.
(g)
“Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the events giving rise to an Eligible Officer’s right to a resignation for Good Reason arise within the Change in Control Period, and such officer’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination will be a Change in Control Termination.
(h)
“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.
(i)
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(j)
“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k)
“Company” means Confluent, Inc. or, following a Change in Control, the surviving entity resulting from such event.
(l)
“Covered Termination” means a Regular Termination or a Change in Control Termination.
(m)
“Director” means a member of the Board.
(n)
“Eligible Officer” means an officer (defined as an employee at the Vice President level or above) of Confluent that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(o)
“Entity” means a corporation, partnership, limited liability company or other entity.
(p)
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q)
“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) Confluent or any Subsidiary of Confluent, (ii) any employee benefit plan of Confluent or any Subsidiary of Confluent or any trustee or other fiduciary holding securities under an employee benefit plan of Confluent or any Subsidiary of Confluent, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of Confluent in substantially the same proportions as their Ownership of stock of Confluent; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of Confluent representing more than 50% of the combined voting power of Confluent’s then outstanding securities.
(r)
“Good Reason” for an Eligible Officer’s resignation from employment with Confluent means the occurrence of any of the following actions that are taken by Confluent without such officer’s prior written consent: (i) a material reduction in such officer’s base salary, which is agreed to be a reduction of at least 10% of such officer’s base salary (unless pursuant to a salary reduction program applicable generally to Confluent’s similarly situated employees); (ii) a material reduction in such officer’s duties, responsibilities or authority, provided, however, that “Good Reason” will not exist merely because an Eligible Officer’s title or supervisor is revised to reflect his or her placement within the overall corporate hierarchy or he or she provides services to a subsidiary, affiliate, business unit or otherwise if the Eligible Officer is otherwise employed with substantially the same duties, responsibilities and authority with respect to Confluent’s business and operations that he or she had immediately prior to the Change in Control (but “Good Reason” would be deemed to exist if a non-CEO Eligible Officer with primary responsibility for Confluent’s public company reporting or governance functions no longer leads such functions at the parent company level); (iii) the failure of Confluent to obtain the assumption of this Plan by a successor, which would constitute a material breach of this Agreement; or (iv) relocation of such officer’s principal place of employment to a place that increases such officer’s one-way commute by more than 30 miles as compared to such officer’s then-current principal place of employment immediately prior to such relocation; provided, however, that if such officer is permitted to work remotely in connection with such relocation, then such relocation will not be Good Reason. In order to resign for Good Reason, such officer must provide written notice to Confluent’s Chief Executive Officer, or if such Eligible Officer is the Chief Executive Officer, must provide such written notice to Confluent’s Board, within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for such officer’s resignation, allow Confluent at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, the officer must resign from all positions the officer then holds with Confluent or any Subsidiary not later than 30 days after the expiration of the cure period.
(s)
“Involuntary Termination” means a termination of employment that is due to: (1) a termination by Confluent without Cause or (2) in the case of a Change in Control Termination, an officer’s resignation for Good Reason.
(t)
“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(u)
“Participation Agreement” means an agreement between an officer and Confluent in substantially the form of Appendix A attached hereto, and which may include such other terms as the Board deems necessary or advisable in the administration of the Plan.
(v)
“Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing, as applicable.
(w)
“Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 8(a).
(x)
“Regular Termination” means an Involuntary Termination that is not a Change in Control Termination.
(y)
“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.
(z)
“Subsidiary” means, with respect to Confluent, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by Confluent, and (ii) any partnership, limited liability company or other entity in which Confluent has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
2.
Eligibility for Benefits.
(a)
Eligible Officer. An officer of Confluent is eligible to participate in the Plan if (i) the Board or Compensation Committee has designated such officer as eligible to participate in the Plan and authorized officers of Confluent have provided such person with a Participation Agreement; (ii) such officer has signed and returned such Participation Agreement to Confluent within the period specified therein; (iii) such officer’s employment with Confluent terminates due to a Covered Termination; and (iv) such officer meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an officer is an Eligible Officer will be made by the Plan Administrator, in its sole discretion, and such determination will be binding and conclusive on all persons.
(b)
Release Requirement. In order to be eligible to receive benefits under the Plan, the Eligible Officer also must execute a general waiver and release in such a form as provided by Confluent (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than sixty (60) days following the date of the applicable Covered Termination.

(c)
Plan Benefits Provided In Lieu of Individual Agreement Benefits. This Plan will supersede any change in control or severance benefit plan, policy or practice previously maintained by Confluent with respect to an Eligible Officer and any change in control or severance benefits in any individually negotiated employment contract or other agreement between Confluent and an Eligible Officer, except to the extent such agreement specifically provides that its terms will supersede and/or supplement the terms of the Plan.
(d)
Exceptions to Benefit Entitlement. An officer who otherwise is an Eligible Officer will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(i)
The officer voluntarily terminates employment with Confluent without Good Reason, or employment terminates due to the officer’s death or disability, unless otherwise determined by the Board. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
(ii)
The officer voluntarily terminates employment with Confluent in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by Confluent or an Affiliate.
(iii)
The officer is offered and accepts an identical or substantially equivalent or comparable position with Confluent or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the officer substantially the same level of responsibility and compensation and would not give rise to the officer’s right to a resignation for Good Reason.
(iv)
The officer is offered and accepts immediate reemployment by a successor to Confluent or an Affiliate or by a purchaser of Confluent’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the officer’s right to resign for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the officer’s employment with the successor to Confluent or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the officer does not incur a lapse in pay or benefits as a result of the change in ownership of Confluent or the sale of its assets.
(v)
The officer is rehired by Confluent or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.
(e)
Termination or Reduction of Severance Benefits. An Eligible Officer’s right to receive benefits under this Plan will terminate immediately if, at any time prior to or during the period for which the Eligible Officer is receiving benefits under the Plan, the Eligible Officer, without the prior written approval of the Board willfully and materially breaches any material fiduciary, statutory, common law, or contractual obligation to Confluent or an Affiliate (including, without limitation, the contractual obligations set forth in any confidential information and inventions assignment agreement or similar type agreement between the Eligible Officer and Confluent, as applicable).

3.
Amount of Benefits.
(a)
Benefits in Participation Agreement. Benefits under the Plan, if any, will be provided to an Eligible Officer as set forth in the Participation Agreement.
(b)
Additional Benefits. Notwithstanding the foregoing, Confluent may, in its sole discretion, provide benefits to employees who are not Eligible Officers (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee will in no way obligate Confluent to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Officer” (and similar references) will be deemed to refer to such Non-Eligible Employee.
(c)
Certain Reductions. Confluent, in its sole discretion, will have the authority to reduce an Eligible Officer’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Officer by Confluent or an Affiliate that become payable in connection with the Eligible Officer’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written employment or severance agreement with Confluent, or (iii) any Company policy or practice providing for the Eligible Officer to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Officer’s employment, and the Plan Administrator will so construe and implement the terms of the Plan. Any such reductions that Confluent determines to make pursuant to this Section 3(c) will be made such that any severance benefit under the Plan will be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan will be reduced solely by any cash payments or benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan will be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). Confluent’s decision to apply such reductions to the severance benefits of one Eligible Officer and the amount of such reductions will in no way obligate Confluent to apply the same reductions in the same amounts to the severance benefits of any other Eligible Officer, even if similarly situated. In Confluent’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to Confluent’s statutory obligation.
(d)
Parachute Payments. If any payment or benefit an Eligible Officer will or may receive from Confluent or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Officer’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Officer. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Eligible Officer as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Confluent will appoint a nationally recognized accounting, consulting or law firm to make the determinations required by this Section. Confluent will bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. Confluent will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Eligible Officer and Confluent within 15 calendar days after the date on which Eligible Officer’s right to a Payment becomes reasonably likely to occur (if requested at that time by Eligible Officer or Confluent) or such other time as requested by Eligible Officer or Confluent.

If the Eligible Officer receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Officer agrees to promptly return to Confluent a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Officer will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

4.
Return of Company Property.

An Eligible Officer will not be entitled to any severance benefit under the Plan unless and until the Eligible Officer returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof), other Company property, and confidential, proprietary or trade secret information which the Eligible Officer had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary, confidential, or trade secret information of Confluent (and all reproductions thereof in whole or in part).

5.
Time of Payment and Form of Benefits.

All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Officer is indebted to Confluent on his or her termination date, Confluent reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein will be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein will be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with an Eligible Officer’s termination of employment unless and until the Eligible Officer has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless Confluent reasonably determines that such amounts may be provided to the Eligible Officer without causing the Eligible Officer to incur the adverse personal tax consequences under Section 409A.

It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Officer be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if Confluent determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Officer is a “specified employee” of Confluent, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments will be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Officer’s Separation from Service and (2) the date of the Eligible Officer’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) Confluent will (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event will payment of any benefits under the Plan be made prior to an Eligible Officer’s termination date or prior to the effective date of the Release. If Confluent determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Officer’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Officer’s Separation from Service occurs, then regardless of when the Release is returned to Confluent and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If Confluent determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Officer’s Release, Confluent will (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

All severance payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Officer is indebted to Confluent at his or her termination date, Confluent reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

6.
Reemployment.

In the event of an Eligible Officer’s reemployment by Confluent during the period of time in respect of which severance benefits pursuant to the Plan have been paid, Confluent, in its sole and absolute discretion, may require such Eligible Officer to repay to Confluent all or a portion of such severance benefits under the Plan as a condition of reemployment.

7.
Clawback; Recovery.

All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that Confluent adopts, including pursuant to the listing standards of any national securities exchange or association on which Confluent’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of Confluent or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with Confluent.

8.
Right to Interpret and Administer Plan; Amendment and Termination.
(a)
Interpretation and Administration. Prior to the Closing, the Board will be the Plan Administrator and will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Board will be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who will be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Officers. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing will mean the Representative.
(b)
Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular Eligible Officer who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such Eligible Officer.
(c)
Termination. Subject to the first paragraph of Section 1, the Plan will automatically terminate following satisfaction of all Confluent’s obligations under the Plan.
9.
No Implied Employment Contract.

The Plan will not be deemed (i) to give any officer or other person any right to be retained in the employ of Confluent or (ii) to interfere with the right of Confluent to discharge any officer or other person at any time, with or without cause and with or without advance notice, which right is hereby reserved.

10.
Legal Construction.

This Plan is intended to be governed by and will be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

11.
Claims, Inquiries and Appeals.
(a)
Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Confluent, Inc.

Board of Directors or Representative

899 West Evelyn Avenue
Mountain View, California 94041

(b)
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)
the specific reason or reasons for the denial;
(ii)
references to the specific Plan provisions upon which the denial is based;
(iii)
a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(iv)
an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)
Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review will be in writing and will be addressed to:

Confluent, Inc.

Board of Directors or Representative

899 West Evelyn Avenue
Mountain View, California 94041

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(i)
the specific reason or reasons for the denial;
(ii)
references to the specific Plan provisions upon which the denial is based;
(iii)
a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(iv)
a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)
Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)
Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Officer’s claim or appeal within the relevant time limits specified in this Section 11, the Eligible Officer may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
12.
Basis of Payments to and from Plan.

The Plan will be unfunded, and all cash payments under the Plan will be paid only from the general assets of Confluent.

13.
Other Plan Information.
(a)
Employer and Plan Identification Numbers. The Employer Identification Number assigned to Confluent (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 27-2491037. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.
(b)
Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)
Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Confluent, Inc.

Plan Administrator

899 West Evelyn
Mountain View, California 94041

In addition, service of legal process may be made upon the Plan Administrator.

(d)
Plan Sponsor. The “Plan Sponsor” is:

Confluent, Inc.

899 West Evelyn Avenue
Mountain View, California 94041

(800) 439-3207

(e)
Plan Administrator. The Plan Administrator is the Board prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:

Confluent, Inc.

Board of Directors or Representative

899 West Evelyn Avenue
Mountain View, California 94041

(800) 439-3207

The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

14.
Statement of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by Confluent, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Officer, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)
Receive Information About Your Plan and Benefits.

(i)
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(ii)
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(iii)
Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Officer with a copy of this summary annual report.
(b)
Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Officers, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Officers and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)
Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)
Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security

Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

APPENDIX A

CONFLUENT, INC.

EXECUTIVE OFFICER

CHANGE IN CONTROL/SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT

Name: [ ______________]

1.
Eligibility.

You have been designated as eligible to participate in the Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan (the “Plan”). Capitalized terms not explicitly defined in this Participation Agreement (the “Agreement”) but defined in the Plan will have the same definitions as in the Plan.

2.
Severance Benefits

Subject to the terms of the Plan and Section 3 of this Agreement, if your employment is terminated in a Covered Termination, and you meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.

2.1
Regular Termination. Upon a Regular Termination, you will be eligible to receive the following severance benefits.
2.1.1
Cash Severance Benefit. You will be entitled to receive an amount equal to [twelve]1 [six]2 months of your then-current Base Salary (such period of months, the “Severance Period”), which amount shall be paid to you in a lump sum cash payment no later than the first payroll cycle following the effective date of the Release, but in any event not later than March 15 of the year following the year in which the Regular Termination occurs.
2.1.2
Payment of Continued Group Health Plan Benefits.
•
If you timely elect continued group health plan continuation coverage under COBRA, Confluent will pay the full amount of your COBRA

1 Tier One

2 Tier Two

5

premiums, or will provide coverage under any self-funded plan, on behalf of you for your continued coverage under Confluent’s group health plans, including coverage for your eligible dependents, for the Severance Period (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by Confluent, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA will be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by Confluent will not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.

•
Notwithstanding the foregoing, if at any time Confluent determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, Confluent will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment will end upon expiration of the COBRA Payment Period.

2.2
Change in Control Termination. Upon a Change in Control Termination, you will be eligible to receive the following severance benefits. For the avoidance of doubt, in no event will you be entitled to benefits under both Section 2.1 and this Section 2.2. If you are eligible for severance benefits under both Section 2.1 and this Section 2.2, you will receive the benefits set forth in this Section 2.2 and such benefits will be reduced by any benefits previously provided to you under Section 2.1.
2.2.1
Cash Severance Benefit.
•
You will be entitled to receive an amount equal to [eighteen]3 [twelve]4 months of your then-current Base Salary (such period of months, the

3 Tier One

4 Tier Two

2

“CIC Severance Period”), which amount shall be paid to you in a lump sum cash payment no later than the first payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which the Change in Control Termination occurs; and you will additionally be entitled to an amount equal to the annual target cash bonus established for you, if any, for the year in which the Change in Control Termination occurs, payable in a lump sum cash payment no later than the first payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which the Change in Control Termination occurs.

2.2.2
Accelerated Vesting of Stock Awards.
•
Effective as of the later of the effective date of your Release or the effective date of the Closing, to the extent not previously vested: (i) the vesting and exercisability of each outstanding and unvested stock option to purchase Confluent’s common stock that is held by you on such date and that vests based solely based upon continued service will be accelerated, (ii) any reacquisition or repurchase rights held by Confluent in respect of the common stock issued pursuant to any other stock award granted to you by Confluent that vests based solely upon continued service will lapse, and (iii) the vesting of each other stock award granted to you by Confluent, and any issuance of shares triggered by the vesting of such stock awards, including any restricted stock unit awards, in each case that vest based solely upon continued service, will be accelerated in full. Notwithstanding the foregoing or any provision of the Plan, if you have more favorable vesting acceleration provisions in another agreement with Confluent, the more favorable vesting provisions will apply. Notwithstanding the foregoing, this Section 2.2.2 will not apply to stock awards issued under or held in any Qualified Plan.
•
If necessary to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the applicable equity incentive plan under which such stock award was granted that provides that any then unvested portion of your award will immediately expire upon your termination of service, the unvested portion of your stock award (after taking into account any vesting acceleration) will terminate on the later of (i) the effective date of your Release or (ii) Closing, but no later than the final day of the original full term of the award.

2.2.3
Payment of Continued Group Health Plan Benefits.
●
If you timely elect continued group health plan continuation coverage under COBRA, Confluent will pay the full amount of your COBRA premiums, or will provide coverage under any self-funded plan, on

3

behalf of you for your continued coverage under Confluent’s group health plans, including coverage for your eligible dependents, for the CIC Severance Period (the “CIC COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by Confluent, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA will be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by Confluent will not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.
●
Notwithstanding the foregoing, if at any time Confluent determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, Confluent will instead pay you on the last day of each remaining month of the CIC COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special CIC Severance Payment”), such Special CIC Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the CIC COBRA Payment Period. Such Special CIC Severance Payment will end upon expiration of the CIC COBRA Payment Period.

3.
Definitions.
3.1
“Equity Plan” means Confluent’s 2014 Stock Plan, 2021 Equity Incentive Plan, or any successor or other equity incentive plan adopted by Confluent which govern your stock awards, as applicable.
3.2
“Qualified Plan” means a plan sponsored by Confluent or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.
4.
Acknowledgements.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

4.1
The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the potential reductions and terminations to your severance benefits under the circumstances specified in Section 2 and Section 3 of the Plan.

4

4.2
Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is also expressly contingent upon your compliance with the terms and conditions of the provisions of the Confidential Information and Invention Assignment Agreement or any other confidentiality or invention assignment agreement between you and Confluent that you signed when you joined Confluent, as may be amended from time to time (the “CIIAA”). Severance benefits under this Agreement will immediately cease in the event of your violation of the provisions of the CIIAA.
4.3
This Agreement and the Plan supersede any severance benefit plan, policy or practice previously maintained by Confluent that may have been applicable to you. This Agreement and the Plan do not supersede, replace or otherwise alter the CIIAA.
4.4
You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to ______________________.

CONFLUENT, INC.

By:

Name: ___________________________

Title: ____________________________

I have read and accept these terms of this Agreement.

By: _________________________

Name: _______________________

Date: _________________________

5